Exhibit 99.2

Compensation Committee Charter of Gameverse Interactive Corp.

Adopted: [   ], 2025

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Gameverse Interactive Corp. (the “Company”) shall assist the Board in the discharge of its responsibilities with respect to the compensation of the directors and the executive officers of the Company.

Composition of the Compensation Committee

The Committee shall consist of not less than three (3), but no more than five (5) directors each of whom shall be an independent director as defied by CBOE (or any successor thereto, or the applicable rules of any other exchange or quotation system on which the Company’s shares may be listed from time to time) (“CBOE”) listing standards, a “nonemployee director” within the meaning of Rule 16b-3 issued by the U.S. Securities and Exchange Commission (“SEC”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The receipt of awards of stock or stock options pursuant to the Company’s equity incentive plans, or compensation for participation at meetings, or the reimbursement of his or her reasonable expenses, by a director as part of his or her compensation for service on the Board and committees of the Board shall not disqualify the director from serving as a member of the Committee.

If the Committee is comprised of at least three (3) members satisfying the independence requirements, then one (1) director who is not independent under CBOE rules, and is not a current officer or employee of the Company or any of its subsidiaries (or an immediate family member of such person), may be appointed to the Committee, under exceptional and limited circumstances, as determined by the Board in accordance with applicable CBOE rules.

The Board shall designate one member of the Committee as its Chairman. Members of the Committee shall serve until their resignation, retirement, removal by the Board or until their successors are appointed, or when they cease to be a director of the Company.

Responsibilities and Duties

In carrying out the purpose and authorities set forth herein, the Committee shall:

1.	Annually review and approve the factors to be considered in determining the compensation of the Chief Executive Officer (the “CEO”) of the Company and the Company’s other “executive officers” as defined under Rule 3b-7 and “officers” as defined under Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) (collectively with the CEO, the “Executive Officers”), and evaluate the performance of the CEO and other Executive Officers in light of these factors. Based on this evaluation, including an evaluation of the Company’s performance, the Committee will have the authority, subject to any approval by the Board which the Committee or legal counsel determines to be desirable or is required by applicable law, the Commission Rules or the Exchange Rules, to make decisions (including any formal approvals) respecting (a) salary paid to the CEO and other Executive Officers, (b) the grant of all cash-based incentive compensation and equity-based compensation to the CEO and other Executive Officers, (c) the entering into or amendment or extension of any offer letter, employment contract or similar arrangement with the CEO and other Executive Officers, (d) the entering into or amendment or extension of any CEO or other Executive Officer severance or change in control arrangements, and (e) any other CEO or other Executive Officer compensation matters; provided that the Committee may take account of the recommendations of the Board (or other members of the Board) with respect to CEO and other Executive Officer compensation. The Committee may also make similar compensation related decisions with respect to other employees of the Company if Board or Committee approval is required or desirable as determined by legal counsel. The Committee may take account of the recommendations of the CEO with respect to other Executive Officers for each of the foregoing items. The CEO shall not be present during voting or deliberations regarding his own compensation.

2.	Oversee the administration and interpretation of the Company’s cash-based and equity-based compensation plans and agreements thereunder, and in that capacity:

a.	approve equity awards to officers, employees or other service providers to the Company;

b.	amend or enter into new equity plans (subject to stockholder approval when required) as may be necessary or appropriate to carry out the Company’s compensation strategy;

c.	determine whether awards that have performance-related criteria have been earned;

d.	authorize the repurchase of shares from terminated employees pursuant to applicable law;

e.	have the authority to correct any defect, supply any omission, or reconcile any inconsistency in any equity compensation plan, award, exercise agreement or other arrangement;

f.	have the authority to, when appropriate, modify existing equity awards (with the consent of the grantees, if required) and approve authorized exceptions to provisions of the equity plans; and

g.	administer any required or appropriate equity award timing policy.

3.	Oversee Clawbacks. Review and approve policies and procedures with respect to the clawback or recoupment of compensation from the Company’s current or former officers, employees, directors or other individuals who have received compensation, including with respect to any policy adopted pursuant to Rule 10D-1 of the Exchange Act and the related listing rules and regulations.

4.	Oversight of Human Capital Management. The Committee shall oversee the Company’s management of and response to human capital matters, including diversity and inclusion programs and initiatives, recruitment and retention of employees, gender and racial/ethnic pay equity and relative compensation and benefits offered to employees across the Company.

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5.	Significant Executive Officer Contracts. Review and recommend to the Board employment agreements, arrangements, or transactions with executive officers (and other officers as determined by the Committee), including any arrangements having any compensatory effect or purpose; including approving base salaries, salary increases, bonus targets and other remuneration for the executive officers, as well as any employment terms for the executive officers not part of the Company’s standard employment terms relating to its employees generally;

6.	Director Compensation. Review and recommend to the Board appropriate director compensation programs for service as directors, committee chairmanships, and committee members, consistent with any applicable requirements of the CBOE listing standards for independent directors;

7.	Compensation Policies and Performance Review. Periodically assess the Company’s policies applicable to the Company’s executive officers and directors, including the relationship of corporate performance to executive compensation;

8.	Retention of Compensation Consultants and Other Professionals. Have full authority to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers;

9.	Committee Report in Proxy Statement. Assist in the preparation of and approve a report of the Committee for inclusion in the Company’s proxy statement for each annual meeting of stockholders in accordance with the rules of the SEC and any requirements of the CBOE;

10.	Review. Periodically review the operation of all of the Company’s employee benefit plans, except that the day-to-day administration of such plans, including the preparation and filing of all government reports and the preparation and delivery of all required employee materials and communications, shall be performed by the Company’s management;

11.	Access to Executives. Have full access to the Company’s executives as necessary to carry out its responsibilities;

12.	Other Activities. Perform any other activities consistent with this Charter, the Company’s bylaws and governing law as the Committee or the Board deems necessary or appropriate; and

13.	Review Charter. Review this Charter from time to time for adequacy and recommend any changes to the Board.

Committee Meetings

The Committee shall meet with the CEO at or near the start of each fiscal year to discuss the goals and incentive compensation programs to be in effect for such fiscal year and the performance targets triggering payout under those programs.

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The Committee shall, by duly authorized resolution, recommend to the Board the incentive compensation programs to be in effect for the fiscal year for the Company’s executive officers and other participants, including the objectives to be attained and the procedures for determining the individual awards payable under those programs. At or near the end of each fiscal year, the Committee shall meet to review performance under those programs and recommend to the Board the award of bonuses thereunder. At that time the Committee shall also recommend to the Board whether to adjust base salary levels in effect for the Company’s executive officers and shall review the overall performance of the Company’s employee benefit plans.

Members of the Committee may participate in meetings remotely by means of conference telephone, Internet broadcast or similar communication device, provided that all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

A majority of all the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of all the members of the Committee participating (including by proxy) at a meeting at which a quorum is present shall be the act of the Committee. In addition, any action required or permitted to be taken at a meeting of the Committee, may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the Committee.

The Chairman of the Committee shall preside at each meeting. In the event the Chairman is not present at the meeting, the Committee members present at that meeting shall designate one of its members as the acting chair of such meeting.

Reporting

The Secretary of the Company shall keep minutes of the Committee’s proceedings. The minutes of a meeting shall be available for review by the entire Board, and shall be filed as permanent records with the Secretary of the Company.

At each meeting of the Board that follows a meeting of the Committee, the Chairman of the Committee shall report to the entire Board on the matters considered at the last meeting(s) of the Committee.

The Committee shall prepare and, through its Chairman, submit periodic reports of the Committee’s work and findings to the Board; the Committee shall include recommendations for Board actions when appropriate.

Amendments

Amendments to this Charter shall be made by the Board and may be made with or without a recommendation by the Committee.

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